UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WARWICK VALLEY TELEPHONE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WARWICK VALLEY TELEPHONE COMPANY
47 Main Street
Warwick, New York 10990

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 23, 2010

The Annual Meeting of Shareholders of Warwick Valley Telephone Company will be held on Friday, April 23, 2010, at 2:00 p.m., local time, at The Harness Racing Museum and Hall of Fame, 240 Main Street, Goshen, New York 10924, for the following purposes, which are more fully described in the accompanying proxy statement:

(1)	to fix the number of directors at seven until the next annual meeting of shareholders;
(2)	to elect seven directors;
(3)	to ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010;
(4)	to act upon a shareholder proposal from Glenn Freedman to approve his Maximize Value Resolution;
(5)	to act upon a shareholder proposal from Lewis H. Kaminester, M.D. to approve his Maximize Value Resolution; and
(6)	to transact such other business as may properly be brought before the annual meeting or any adjournment thereof.

As discussed in the accompanying proxy statement, the board of directors recommends you vote:

•	FOR the proposal to fix the number of directors at seven until the next annual meeting of shareholders;
•	FOR the election of the seven director nominees named in this proxy statement;
•	FOR ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010;
•	AGAINST the shareholder proposal from Glenn Freedman to approve his Maximize Value Resolution; and
•	AGAINST the shareholder proposal from Lewis H. Kaminester, M.D. to approve his Maximize Value Resolution.

The board of directors has fixed the close of business on March 12, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. If you have any questions, please call our Shareholder Relations Department at (845) 986-2246.

Your Vote is Important.  If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote. A recent change in the rules that govern how brokers vote your shares prevents your broker from voting your shares for director nominees unless you provide your broker with your voting instructions.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE FOLLOWING INFORMATION:

Attendance at the annual meeting will be limited to shareholders. Admission will be on a first-come, first-served basis. Registration will begin at 1:00 p.m., and seating will begin at 1:30 p.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.

Directions to the location of the annual meeting are attached to the proxy statement that accompanies this notice as Appendix A.

If your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares and (2) that the broker, bank or other nominee is not voting the shares at the meeting.

Persons entitled to vote shares held by partnerships, corporations, trusts, and other entities must show evidence of that entitlement.

Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors

Dorinda M. Masker
Corporate Secretary

Warwick, New York
March 25, 2010

PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
WARWICK VALLEY TELEPHONE COMPANY

This proxy statement is furnished to shareholders in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of shareholders to be held on Friday, April 23, 2010, at 2:00 p.m., local time, or at any adjournments thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The annual meeting will be held at The Harness Racing Museum and Hall of Fame, 240 Main Street, Goshen, New York 10924.

Principal Executive Offices

Our principal executive offices are located at 47 Main Street, Warwick, New York 10990, and our telephone number is (845) 986-2223.

Mailing Date

This proxy statement, accompanying form of proxy, notice of annual meeting, and 2009 annual report to shareholders are first being mailed to shareholders on or about March 25, 2010.

Record Date and Outstanding Shares

Shareholders of record at the close of business on March 12, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. As of the record date, 5,409,592 shares of our common stock, $0.01 par value, were outstanding.

Solicitation of Proxies

We are making this solicitation of proxies and we will bear all related costs. We have retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional proxy solicitation firm, which will assist us in delivering proxy material and soliciting proxies for a fee of approximately $7,500 plus customary expenses. Proxies may also be solicited on our behalf, in person or by telephone, facsimile or e-mail, by our officers, directors and employees, none of whom will receive additional compensation for doing so.

Voting

Each shareholder of our common stock is entitled to one vote for each share held as of the record date. When a proxy is properly dated, executed, and returned, the shares represented by such proxy will be voted at the annual meeting in accordance with the instructions on such proxy. Unless a shareholder specifically directs otherwise, all shares represented by a proxy will be voted:

•	FOR the proposal to fix the number of directors at seven until the next annual meeting of shareholders;
•	FOR the election of the seven director nominees named in this proxy statement;
•	FOR ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010;
•	AGAINST the shareholder proposal from Glenn Freedman to approve his Maximize Value Resolution; and
•	AGAINST the shareholder proposal from Lewis H. Kaminester, M.D. to approve his Maximize Value Resolution.

Shares represented by proxies may also be voted for such other business as may properly come before the annual meeting or at any adjournment thereof.

Participants in the Warwick Valley Telephone Company 401(k) Plan, whose accounts hold shares of our common stock and who complete and return a proxy card, direct the trustee of the plan to vote the shares allocated to their 401(k) plan account as indicated in the proxy card at the annual meeting or at any adjournment thereof. Any common shares in a 401(k) plan account for which no instruction is received will be voted by the trustee proportionally based upon the votes cast by other plan account holders whose accounts hold common shares.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation, at any time before it is voted, by either:

•	delivering a written notice of revocation or a duly executed proxy bearing a later date; or
•	attending the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares and (2) that the broker, bank, or other nominee is not voting the shares at the meeting.

Quorum

A quorum must be present to conduct business at the annual meeting. Our by-laws provide that a quorum will be present at the annual meeting if the holders of record of a majority of the common shares issued and outstanding and entitled to vote are present in person or represented by proxy.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal	Vote Required
One Proposal to fix the number of directors at seven until the next annual meeting of shareholders	Majority of the votes duly cast at the annual meeting
Two Election of seven directors	Plurality of the votes duly cast at the annual meeting
Three Ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010	Majority of the votes duly cast at the annual meeting*
Four Shareholder proposal from Glenn Freedman to approve his Maximize Value Resolution	Majority of the votes duly cast at the annual meeting
Five Shareholder proposal from Lewis H. Kaminester, M.D. to approve his Maximize Value Resolution	Majority of the votes duly cast at the annual meeting

*	The selection of WithumSmith+Brown, PC is being presented to our shareholders for ratification. The audit committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the annual meeting are considered to be “present” for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement.

Abstentions will have no effect on the election of directors, provided each nominee receives at least one vote.

Abstentions will have no effect on the proposals to fix the number of directors at seven, to ratify the selection of our independent registered public accounting firm or the two shareholder proposals because, as noted above, to be approved, each of these proposals must receive a majority of the votes cast at the annual meeting on each proposal and shares that abstain from voting on each of these proposals are not deemed cast and thus will not be counted for the purpose of determining the number of shares voting on each proposal.

Broker Non-Votes

If you own your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients to vote your shares on routine matters but not otherwise. As a result, your broker may exercise discretion to vote your shares on the proposal to ratify the selection of our independent registered public accounting firm because this is considered a routine matter. Your broker will not have the authority to exercise discretion to vote your shares on the proposal to fix the number of directors at seven, to elect seven directors, or on the two shareholder proposals because they are not considered routine matters.

A “broker non-vote” occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions.

If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote. A recent change in the rules that govern how brokers vote your shares prevents your broker from voting your shares for director nominees unless you provide your broker with your voting instructions.

Shares subject to broker non-votes are considered to be “present” for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement, but they will not be counted for the purpose of determining the number of shares voting on the non-routine proposals to fix the number of directors at seven, to elect seven directors, or on the two shareholder proposals, and thus will not affect the outcome of these proposals.

Annual Report to Shareholders and Annual Report on Form 10-K

We have enclosed our 2009 annual report to shareholders with this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission is included in our 2009 annual report. Our 2009 annual report includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Form 10-K by:

•	accessing our Internet website, www.wvtc.com, and going to the “Investor Relations” section of the “Corporate Information” menu;
•	writing to us at: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Dorinda M. Masker, Corporate Secretary; or
•	telephoning us at (845) 986-2223.

You can also obtain a copy of our annual report on Form 10-K and all other reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

The information contained on our website is not a part of this proxy statement.

Householding

We deliver only one annual report and one proxy statement to multiple shareholders sharing a single address unless we receive instructions to the contrary from one or more of such shareholders. This practice, known as “householding,” is designed to reduce our printing and postage costs. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to us at the telephone number and address noted below, a separate copy of our annual report and proxy statement to each shareholder at a shared address to which a single copy of the documents are delivered. Shareholders who wish to receive a separate copy of our annual report and proxy statement in the future should contact us either by calling us at (845) 986-2223 or writing to us at 47 Main Street, Warwick, New York 10990, Attention: Dorinda M. Masker, Corporate Secretary. Shareholders sharing an address receiving multiple copies of our annual reports and proxy statements can request a single copy by contacting us in the same manner. Shareholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2010

As required by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our annual report to shareholders available to you on the Internet.

The proxy statement and annual report to security holders are available at www.wvtc.com/shareholder.

You may access these materials online by going to www.wvtc.com/shareholder and selecting either 2009 Annual Report or 2010 Proxy Statement.

For directions on how to attend the annual meeting and vote in person, see the Notice of Annual Meeting of Shareholders that accompanies this proxy statement and “Revocability of Proxies” on page 2.

PROPOSALS ONE AND TWO

DETERMINATION OF NUMBER OF DIRECTORS AND ELECTION OF DIRECTORS

Fixing the Number of Directors; Board Recommendation

Our by-laws require shareholders to fix the size of the board of directors at each annual meeting of shareholders until the next annual meeting of shareholders. The current number of directors as fixed by shareholders at the 2009 annual meeting is eight.

On June 30, 2009, Wisner H. Buckbee, our former chairman, retired after 18 years of service on the board. In keeping with the board’s commitment to further reduce the size of the board when appropriate, the board believes it is in the best interests of the company not to fill the vacancy created by Mr. Buckbee’s retirement at this year’s annual meeting but rather to reduce the number of directors from eight to seven and take the opportunity to save the related compensation costs associated with board membership. We believe that we will be able to maintain a diverse range of talent, skill and expertise with a seven member board.

The board of directors recommends a vote in favor of fixing the size of our board of directors at seven until the next annual meeting of shareholders and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxy FOR such proposal.

If this proposal is not approved by shareholders, the number of directors will be fixed at eight and there will be one vacancy on the board.

Election of Director Nominees; Board Recommendation

At this year’s annual meeting, shareholders are being asked to elect seven directors, each to hold office until the next annual meeting of shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office or death.

If the proposal to fix the number of directors at seven is approved by shareholders, then shareholders will elect seven directors and there will be no vacancy on the board. If the proposal to fix the number of directors at seven is not approved, the number of directors will be fixed at eight and there will be one vacancy.

Based on the recommendation of the governance and nominating committee, we have nominated the following persons for election as directors, all of whom are currently serving on our board of directors:

Jeffrey D. Alario	Kelly C. Bloss
Duane W. Albro	Robert J. DeValentino
Douglas B. Benedict	Thomas H. Gray
Douglas J. Mello

We recommend the election of the seven nominees named in this proxy statement, and unless authority to vote for one or more of the nominees is specifically withheld according to the instructions on your proxy card, proxies in the enclosed form will be voted FOR the election of the seven director nominees named above.

We anticipate that all of the listed nominees will be able to serve, but if at the time of the annual meeting any nominee is unable or unwilling to serve, the persons named in the enclosed proxy card may vote such shares at their discretion for a substitute nominee.

Information About Nominees for Election as Directors

The biographies of each of the director nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that our governance and nominating committee and our board considered when determining that the person should continue to serve as one of our directors for the following year.

Jeffrey D. Alario, 48	Director since 2006; Managing Member of Alario & Associates, CPAS PLLC, an auditing, financial reporting, tax compliance, and planning firm, since 2000; Chief Financial Officer of Person-to-Person Marketing LLC, a telemarketing firm, from 1996 through 2009. Mr. Alario also serves on the board of several not-for-profit organizations. Mr. Alario holds a B.S. in Business Administration from Clarion University of Pennsylvania.
Mr. Alario has been a licensed certified public accountant in practice in New York and New Jersey since 1986. He has unique qualifications to review and analyze audited financial statements as well as financial accounting. As such, he is specifically qualified to serve on our audit committee as its chairman and he possesses the qualifications to be designated as the committee’s financial expert. Mr. Alario also provides accounting services to small and mid-sized businesses and his skill set meets our board’s requirement for financial experience and expertise in the small to mid-sized business segment in which Warwick Valley Telephone Company operates.
Duane W. Albro, 63	Director since 2008; President and Chief Executive Officer of Warwick Valley Telephone Company since 2007. From 2005 to 2007, Mr. Albro served as President and Chief Executive Officer of Refinish LP, a privately-held company in the cellular phone refurbishing business. From 2003 to 2005, Mr. Albro served as an industry consultant and provided strategic consulting services to private equity investors. Prior to that, he served in senior executive positions as Operations Vice President at Cablevision Systems Corporation, a metro-NY cable operator, from 2002 to 2003; President and Chief Operating Officer of Net2000 Communications, a northeast US-based telecommunications service provider, from 2001 to 2002; Operations Vice President at Bell Atlantic-New York, a predecessor company to Verizon, from 1997 to 2000; and Group Vice President at Nynex-New York, also a predecessor company to Verizon, from 1994 to 1997. He has been an active advocate for the use of technology in education having served on a White House Advisory Council on Technology in Education and provided testimony to Congress on the benefits of technology used in education. He has also served on the boards of several recognized universities and foundations, has participated in various philanthropic endeavors and economic development initiatives. He is a member of American Mensa Society and holds a B.S. in Business Administration from the State University of New York at Buffalo and an MBA from New York Institute of Technology. He has also completed Executive Management Programs at the Darden School at the University of Virginia and the Wharton School at the University of Pennsylvania Mr. Albro also serves on the board of Lakeland Industries, Inc., a NASDAQ-listed company, since April 2009, where he serves as Chairman of the Compensation Committee.
Mr. Albro joined the board to fill the vacancy created by the death of Herbert Gareiss, Jr. Mr. Albro’s knowledge of ILEC and CLEC business models, his extensive experience at all levels in the telecommunications and cable TV industry, including his years of experience as a telecommunications executive, and his knowledge of our business gained from his current position as our President and Chief Executive Officer continue to meet the qualifications necessary for a position on our board.

Douglas B. Benedict, 45	Director since 2007; Managing Director of MTN Capital Partners, a private equity firm focused on smaller middle market opportunities. Prior to that, from 2001 to 2008, Mr. Benedict served as Senior Vice President of Business Development for Cendant Corporation and Lockton Companies. Prior to 2001, he spent 15 years as an investment banker in New York and London, primarily with Citigroup, Bank of America and Legg Mason, specifically focusing on financial institutions, telecommunications and technology companies. Mr. Benedict also serves as Managing Principal of Regent Advisors LLC, a private strategic and business consulting firm. Mr. Benedict holds an undergraduate degree in Economics from Harvard University and an MBA from the Amos Tuck School of Business at Dartmouth College.
Mr. Benedict’s investment banking advisory and industry-specific skill set provides our board with the knowledge necessary to confront emerging issues in the rapidly-changing capital markets as well as the rapidly-changing telecommunications industry.
Kelly C. Bloss, 46	Director since 2006; Founder and President of Knowledge Transfer Group, Inc., a telecommunications and information management consulting firm, since 2000; Vice President, Long Distance Platform, Program, Vendor and Launch Management for Verizon from 1998 to 2000; Vice President for NYNEX/Bell Atlantic Long Distance Company, prior to 1998. Ms. Bloss holds a B.S. in Mechanical Engineering from Union College and a Master of Science degree from Polytechnic University.
Ms. Bloss was recruited as a director as a result of her industry-based knowledge as well as her varied skill set as a consultant within the telecommunication industry. Ms. Bloss brings a unique understanding of the technology and emerging and converging technologies within the industry, marketing and sales-enhancement skills, as well as corporate governance experience, in her capacity as a consultant.
Robert J. DeValentino, 67	Director since 1998; Chairman of the Board since 2009; President of Orange Regional Medical Center Foundation from 1998 to 2007 (retired); Eastern Region Communications Manager, Citizens Telecom from 1995 to 1998; District Manager, Middletown, New York for Contel NY, GTE & Citizens Telecom from 1989 to 1995; Director of Network Services, Contel, Central Region, St. Louis, Missouri from 1985 to1989; past director and initial investor in the Community Bank of Orange (Greater Hudson Bank). Mr. DeValentino has also served on the boards of several community organizations and participated in various philanthropic endeavors and economic development initiatives in the Greater Hudson Valley. In addition to his professional experience, Mr. DeValentino has participated in company-sponsored financial and management seminars throughout his career.
Mr. DeValentino brings a valuable historic knowledge of the company and experience within the telecommunications industry to our board. Mr. DeValentino’s network within the Hudson Valley community provides the company with additional insight into and contacts with local constituencies and businesses.

Thomas H. Gray, 60	Director since 2007; Interim President and Chief Executive Officer of Warwick Valley Telephone Company from January 2007 to April 2007; Founder and President of Telecom Expert Group, a telecommunication advisory firm to local and international telecommunication companies, since 2001; Director of Mooney Aerospace Group from 2005 to 2006; Interim Chief Executive Officer and Managing Director of Mooney Airplane Company in 2004. From 1994 until 2001, Mr. Gray served in various executive positions with Ameritech International, Belgacom and FLAG Telecom. Mr. Gray holds a B.A. and M.A. in History from Loyola University of Chicago and an MBA from the Keller Graduate School of Management. Mr. Gray is a member of the Turnaround Management Association, and has been awarded the Certified Turnaround Professional credential. He also serves as an Adjunct Professor of Marketing and Operations in the MBA programs of Concordia University and Benedictine University.
Mr. Gray is a telecommunications expert who brings more than 40 years experience and expertise in United States and international telecommunications general management, strategy, organization, due diligence, mergers and acquisitions, marketing, product development, customer service and operations to our board.
Douglas J. Mello, 67	Director since 2006; Founder and President of DJM Advisory Services, Inc., a telecommunications advisory services firm, since 1999; President, Large Business Sales, North for Bell Atlantic Corporation, 1996 to 1999. Mr. Mello also held various senior executive positions with NYNEX Corporation prior to 1996. Mr. Mello holds a degree in History and Economics from Boston College (College of Arts and Sciences) and a degree in Advanced Management Development from the Fuqua School of Business at Duke University.
Mr. Mello’s industry-specific sales and operations experience as well as his broad range of telecom experience as the founder and president of his own consulting firm provides our board with a unique perspective of the issues facing our company and the telecommunications industry.

We recently adopted two policies relating to our board of directors. The first policy requires mandatory retirement for members of the board when they reach the age of 75. The second policy relates to term limits. A board member may serve for a maximum of 15 years. In each case, the board of directors has reserved the right to nominate, by unanimous vote, any member who reaches the age of 75 for additional one-year terms or any member whose term exceeds 15 years for additional one-year terms.

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm for 2010

WithumSmith+Brown, PC served as our independent registered public accounting firm for the year ended December 31, 2009.

The audit committee has selected WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010. The selection is being presented to shareholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent years.

We have been advised by WithumSmith+Brown, PC that a representative will be present at the annual meeting and will be available to respond to appropriate questions. We intend to give such representative the opportunity to make a statement if he or she should so desire.

The board of directors recommends that shareholders vote in favor of the proposal to ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2010, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

Fees Paid to WithumSmith+Brown, PC

The following table shows the fees for professional services provided by WithumSmith+Brown, PC during the years ended December 31, 2009 and December 31, 2008:

	Years Ended December 31
	2009	2008
Audit Fees	$394,276	$440,018
Audit-Related Fees	29,271	29,280
Tax Fees	63,854	45,700
Total	$487,401	$514,998

Audit Fees

Audit fees paid to WithumSmith+Brown, PC during the years ended December 31, 2009 and December 31, 2008 were for professional services rendered in connection with the integrated audit of our consolidated financial statements and our internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

Audit-related fees paid to WithumSmith+Brown, PC during the years ended December 31, 2009 and December 31, 2008 were for professional services rendered in connection with the audit of the Annual Report on Form 11-K for the Warwick Valley Telephone Company 401(k) Plan.

Tax Fees

Tax fees paid to WithumSmith+Brown, PC during the years ended December 31, 2009 and December 31, 2008 were for professional services rendered in connection with the preparation of original and amended federal and state tax returns and assistance with tax audits.

Pre-approval Policy

The audit committee pre-approves all audit and permitted non-audit services performed for us by our independent registered public accounting firm. The audit committee considers each service individually and in advance of its performance and does not currently have a pre-established set of criteria that could be applied to services without requiring separate consideration by the committee. In determining whether to approve a particular permitted non-audit service, the audit committee considers all ways in which such service could compromise or appear to compromise the independence of our independent registered public accounting firm.

For the years ended December 31, 2009 and December 31, 2008, WithumSmith+Brown, PC provided no services to us other than those described above. All such services provided by and fees paid to WithumSmith+Brown, PC were pre-approved by the audit committee.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of services described above was compatible with maintaining the independence of WithumSmith+Brown, PC and determined that the provision of such services was compatible with such firm’s independence.

REPORT OF THE AUDIT COMMITTEE TO SHAREHOLDERS

The following report of the audit committee of the board of directors is required by the rules of the Securities and Exchange Commission to be included in this proxy statement. It is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee has:

•	reviewed and discussed our audited financial statements for the year ended December 31, 2009 with our management and with WithumSmith+Brown, PC, our independent registered public accounting firm;
•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received and discussed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and has discussed with our independent registered public accounting firm its independence.

Based on these reviews and discussions with management and our independent registered public accounting firm, and the report of our independent registered public accounting firm, the audit committee recommended to the board of directors, and the board of directors approved, that the audited financial statements for the year ended December 31, 2009 be included in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The audit committee selects our independent registered public accounting firm annually and has submitted such selection for ratification by shareholders at the annual meeting.

Audit Committee:

Jeffrey D. Alario, Chairman
Douglas B. Benedict
Kelly C. Bloss
Robert J. DeValentino

PROPOSAL FOUR

SHAREHOLDER PROPOSAL

The text of this shareholder proposal and the supporting statement that appears below are in the form as we received them. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the named proponent.

Glenn Freedman Proposal

Glenn Freedman, 10 Kenilworth Road, Rye, New York 10580, and the beneficial owner of shares of our common stock with a market value of at least $2,000, submitted the following proposal for approval by shareholders at the annual meeting.

MAXIMIZE VALUE RESOLUTION

I herewith submit the following resolution and supporting statement for inclusion in the 2010 Proxy Statement. I Glenn Freedman or my representative will introduce the resolution at the annual meeting.

Resolved that the shareholders urge the Board of Directors to arrange for the prompt sale of Warwick Valley Telephone Company to the highest bidder.

SUPPORTING STATEMENT

The purpose of the proposal is to allow Warwick Valley Telephone Company shareholders to send a message to the Board that they support the prompt sale of the Company to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Warwick Valley Telephone Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Warwick Valley Telephone Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

The prompt auction of Warwick Valley Telephone Company should be accomplished by any appropriate process the board chooses to adopt, including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

WE URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

* * * * *

Position of the Board of Directors and Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

The Board does not believe the proposed action is in the best interest of the Company or its shareholders. The Board fully recognizes its obligation to maximize long-term shareholder value. However, the Board opposes the view that the way to maximize value is to put the Company up for sale in an auction process, if conducting an auction means accepting the best bid, regardless of how low it may be. Warwick Valley Telephone’s operating company has been generating positive cash flow. Thus an auction creates the possibility that the highest bid returns less value to shareholders than is provided by current operations. Further, in light of current economic conditions and the current financial environment, the Board believes such an auction would currently attract fewer bidders, which reduces the likelihood that such an auction would maximize shareholder value.

During 2009, in the execution of its corporate strategy, the Company completed an asset acquisition extending the Company’s Competitive Local Exchange Carrier (“CLEC”) services to upstate New York and various other states and implemented other key strategic initiatives. In the past, the Board has carefully reviewed indications of interest from potential buyers with great thoroughness. As part of its fiduciary duty, the Board will continue to research, evaluate and perform due diligence on any and all strategic options concerning the Company that are presented to it.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxy AGAINST such proposal.

PROPOSAL FIVE

SHAREHOLDER PROPOSAL

The text of this shareholder proposal and the supporting statement that appears below are in the form as we received them. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the named proponent.

Lewis H. Kaminester, M.D. Proposal

SHAREHOLDER PROPOSAL

I, Dr. Lewis Kaminester at 622 North Flagler Drive, #301, West Palm Beach, FL. 33401, am the beneficial owner of common shares with a market value of at least $2,000. I submit the following proposal for approval by shareholders at the 2010 annual meeting.

RESOLVED, that the share holders of Warwick Valley Telephone Company Corporation urge the Warwick Valley Telephone Company Board of Directors to arrange for the prompt sale of Warwick Valley Telephone Company to the highest bidder.

Supporting Statement of Shareholder

The purpose of the Maximize Value Resolution is to give all Warwick Valley Telephone Company shareholders the opportunity to send a message to the Warwick Valley Telephone Company Board that they support the prompt sale of Warwick Valley Telephone Company to the highest bidder. I believe a strong and/or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and that drastic action should be taken. Even if it is approved by the majority of the Warwick Valley Telephone Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Warwick Valley Telephone Company Board. The proponent, however, believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Warwick Valley Telephone Company should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies. I urge your support, vote for this resolution.

Position of the Board of Directors and Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

The Board does not believe the proposed action is in the best interest of the Company or its shareholders. The Board fully recognizes its obligation to maximize long-term shareholder value. However, the Board opposes the view that the way to maximize value is to put the Company up for sale in an auction process, if conducting an auction means accepting the best bid, regardless of how low it may be. Warwick Valley Telephone’s operating company has been generating positive cash flow. Thus an auction creates the possibility that the highest bid returns less value to shareholders than is provided by current operations. Further, in light of current economic conditions and the current financial environment, the Board believes such an auction would currently attract fewer bidders, which reduces the likelihood that such an auction would maximize shareholder value.

During 2009, in the execution of its corporate strategy, the Company completed an asset acquisition extending the Company’s Competitive Local Exchange Carrier (“CLEC”) services to upstate New York and various other states and implemented other key strategic initiatives. In the past, the Board has carefully reviewed indications of interest from potential buyers with great thoroughness. As part of its fiduciary duty, the Board will continue to research, evaluate and perform due diligence on any and all strategic options concerning the Company that are presented to it.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxy AGAINST such proposal.

CORPORATE GOVERNANCE

Strategic Options

In 2009, we engaged professional advisory services, including a financial advisor and outside counsel, to assist in conducting an in-depth review and evaluation of a range of strategic options. As a result of these undertakings, the board concluded it was in the best interests of shareholders to pursue its current strategy of remaining independent and continuing to improve our financial performance, while remaining open to receiving legitimate indications of interest that might better maximize long-term shareholder value.

Ethics and Values

We have a code of business conduct and ethics that applies to all employees (including our principal executive officer, principal financial officer and principal accounting officer, controller, and persons performing similar functions) and members of the board of directors. The code of ethics is based upon the philosophy that each director, each executive officer, and each other person in a responsible position will lead by example and foster a culture that emphasizes trust, integrity, honesty, judgment, respect, managerial courage, and responsibility. Each director and every employee is expected to act ethically at all times and adhere to the policies, as well as the spirit of the code.

You can find our code of business conduct and ethics on our website at www.wvtc.com, under the “Investor Relations” section of the “Corporate Information” menu. We will provide, upon request of any shareholder and without charge, in accordance with the shareholder communication procedures described on page 19, a printed copy of our code of business conduct and ethics.

We intend to post any amendments to or waivers from our code of business conduct and ethics on our website.

The information contained on our website is not a part of this proxy statement.

Board Meetings

The board of directors held five regular meetings and eight special meetings during 2009. Each of our directors who served on the board during 2009 attended at least 75% of the total of such board meetings and meetings of board committees on which he or she served.

Director Attendance

Members of our board of directors are expected to attend all regular and special meetings of the board and of the committees on which they serve. The governance and nominating committee reviews annual attendance during the nomination process each year. In addition, all directors, absent special circumstances, are expected to attend the annual meeting of shareholders. All directors who were serving as directors at the time attended the 2009 annual meeting of shareholders.

Board Leadership Structure

Our board of directors separates the roles of chief executive officer and chairman of the board, based on the current belief that corporate governance of the company is most effective when these positions are not held by the same person. The board recognizes the differences between the two roles and believes that separating them allows each person to focus on their individual responsibilities. Under this leadership structure, our chief executive officer focuses his attention on day-to-day leadership, ongoing company performance and establishing long-term strategic direction. Our chairman of the board focuses his attention on board responsibilities and on providing guidance to our chief executive officer.

Presently, our board believes it is appropriate to keep the roles of chief executive officer and chairman of the board separate. However, the board may change the leadership structure if it believes that a change would better serve the company and its shareholders.

The Board’s Role in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the company. The oversight of risks is conducted primarily through our board committees, as described below in the description of each committee. Our audit committee focuses on financial risk, including those that could arise from our accounting and financial reporting processes and internal control system and our consolidated financial statement audits. Our governance and nominating committee focuses on the management of risks associated with board membership and structure, and corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and practices. While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. These responsibilities are satisfied through reports from each committee chairman regarding the risk considerations within each committee’s area of expertise, as well as through reports from members of our management team responsible for oversight of material risk to the company, including our Risk and Compliance Manager, Internal Auditor and Financial Analysis Manager.

The board, or in case of reports from members of our management team regarding risks within the scope of a particular committee, the appropriate committee, reviews the reports to enable it to understand risk identification, risk management and risk mitigation strategies. If a particular risk is within the scope of a particular committee, the chairman of such committee reports to the full board as part of the committee’s report at the next board meeting. This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Director Independence

The board of directors has determined that all of our directors, other than Mr. Albro and Mr. Gray, are independent pursuant to the independence standards of the Nasdaq Stock Market.

Board Committees

The board of directors has established, among other committees, an audit committee, a governance and nominating committee, and a compensation committee. In addition, the board may establish ad hoc committees to address specific issues facing the company.

The current charters of the audit committee, the governance and nominating committee, and the compensation committee are available on our website at www.wvtc.com under the “Corporate Governance” link on the “Investor Relations” section of the “Corporate Information” menu. We will provide, upon the request of any shareholder and without charge, in accordance with the shareholder communication procedures described on page 19, a printed copy of any or all of these charters.

The information contained on our website is not a part of this proxy statement.

Audit Committee

We have a separately-designated audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the audit committee are:

Jeffrey D. Alario, Chairman
Douglas B. Benedict
Kelly C. Bloss
Robert J. DeValentino

The board of directors has determined that each of Mr. Alario, Mr. Benedict, Ms. Bloss, and Mr. DeValentino is independent pursuant to the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules.

The board of directors has determined that each audit committee member has sufficient knowledge in financial matters to serve on the audit committee. The board of directors has designated Mr. Alario as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules. The board determined that Mr. Alario, a certified public accountant, qualifies by virtue of his more than 20-year career in public and private accounting.

The audit committee serves as an independent and objective party to monitor our accounting and financial reporting processes and the audits of our financial statements. Our audit committee charter, which has been adopted by the board of directors and is available on our website at www.wvtc.com, under the “Corporate Governance” link on the “Investor Relations” section of the “Corporate Information” menu, more specifically sets forth the duties and responsibilities of the audit committee. The charter, which the committee reviews annually, defines the duties and responsibilities of the committee to include:

•	having the sole authority to appoint and oversee our independent registered public accounting firm;
•	approving the plan and scope of the audit and the fee before the audit begins;
•	following the audit, reviewing the results and the independent registered public accounting firm’s comments on our system of internal controls with our independent registered public accounting firm;
•	recommending the inclusion of our audited financial statements in our annual report on Form 10-K; and
•	reviewing all related party transactions.

The audit committee is also responsible for preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter.

The audit committee held five meetings during 2009. The audit committee’s report relating to the year ended December 31, 2009 appears on page 10.

Governance and Nominating Committee

The current members of the governance and nominating committee are:

Kelly C. Bloss, Chairperson
Robert J. DeValentino
Douglas J. Mello

The board of directors has determined that each of Ms. Bloss, Mr. DeValentino, and Mr. Mello is independent pursuant to the independence standards of the Nasdaq Stock Market.

The governance and nominating committee acts pursuant to a written charter adopted by the board and reviewed annually by the committee, which is available on our website at www.wvtc.com, under the “Corporate Governance” link on the “Investor Relations” section of the “Corporate Information” menu.

The charter directs the committee to seek and nominate qualified and diverse candidates for election or appointment to the board, as well as naming the chairpersons of standing committees of the board for the following year. The committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The committee also oversees matters of corporate governance including reviews of the performance and processes of the board, the charters of the standing committees of the board, our principles of corporate governance, our code of business conduct and ethics, and succession plans for management and the board. The committee is also responsible for performing additional tasks consistent with its charter.

The board believes that, as a whole, its board members must have an appropriately diverse range of skills and expertise in order to provide sound and prudent guidance. The committee seeks candidates possessing a strong record of achievement in key areas (i.e., experience in the company’s industry segment, financial, marketing and sales, or technological expertise, community involvement and/or historical knowledge of the company) that the committee believes will bring value to the board. The committee also considers the composition and size of the existing board. As part of its annual performance evaluation, the board assesses the skill areas currently represented on the board and discusses particular skills, if any, that the board believes would improve its overall quality and ability to carry out its responsibilities.

The committee also considers written recommendations for nominees from shareholders and applies the same standards in evaluating shareholder recommendations that it applies in evaluating recommendations from other sources. Shareholders may contact our Corporate Secretary in writing when proposing a nominee. Pursuant to our by-laws and the governance and nominating committee charter, such recommendations by shareholders for the 2011 annual meeting of shareholders must meet the requirements outlined in the governance and nominating committee charter and must be received at our principal executive offices no later than the close of business on November 25, 2010.

The governance and nominating committee held three meetings during 2009.

Compensation Committee

The current members of the compensation committee are:

Douglas J. Mello, Chairman
Jeffrey D. Alario
Douglas B. Benedict
Kelly C. Bloss

The board of directors has determined that each of Mr. Mello, Mr. Alario, Mr. Benedict and Ms. Bloss is independent pursuant to the independence standards of the Nasdaq Stock Market.

The compensation committee is responsible for designing and implementing compensation programs for our executive officers and directors that further the intent and purpose of our fundamental compensation philosophy and objectives. In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that Securities and Exchange Commission rules require be included in our annual proxy statement, preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with the compensation committee charter.

The compensation committee may seek the advice of third party consultants and advisors, but it does not delegate its responsibilities to such persons.

The compensation committee acts pursuant to a written charter adopted by the board of directors and reviewed annually by the committee. A copy of the charter is available on our website at www.wvtc.com, under the “Corporate Governance” link on the “Investor Relations” section of the “Corporate Information” menu.

The compensation committee held eight meetings during 2009. The compensation committee’s report relating to the year ended December 31, 2009 appears on page 33.

For more information on executive and director compensation, and the role of the compensation committee, see “Compensation Discussion and Analysis” beginning on page 20.

Risk Considerations in Our Compensation Program

Our board maintains active oversight of the material risks that face the company through the process described under the heading entitled “The Board’s Role in Risk Oversight” on page 16. As part of that process, the compensation committee is charged with the management of risks arising from our compensation policies and practices. The compensation committee conducted a review of our compensation programs to determine whether our compensation programs are designed to encourage behaviors that encourage excessive and unnecessary risk taking. Based on that review, the compensation committee believes that our compensation policies and programs, including risk-mitigating policies, are designed to achieve their goals within an acceptable risk profile.

Specifically, our compensation programs rely on annual and long-term incentive compensation and are designed to encourage our named executive officers to remain focused on both our short- and long-term operational and financial goals. The compensation committee has established compensation targets under annual cash bonus and equity incentive awards such that no more than the target annual cash bonus and equity incentive awards are at risk. In addition, as the level of responsibility increases, so does the percentage of compensation that is at risk.

Base salary and perquisites are the only elements of the compensation we provide to our named executive officers that is not at risk. On average, approximately 50% of targeted total compensation for our named executive officers in 2009 was not at risk.

Shareholder Communications

Shareholders wishing to contact our board of directors may write to the President, Corporate Secretary, or Chairman of the Board at 47 Main Street, Warwick, New York 10990 or by e-mail to d.albro@wvtc.com, d.masker@wvtc.com, or r.devalentino@wvtc.com, respectively. The Chairman of the Board will review all correspondence received and report all such contacts to the board of directors at the first regular meeting following the contact, unless more urgent action seems advisable.

Shareholders may contact us in the same manner to request copies, without charge, of any of our governance documents.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following discussion analyzes our compensation policies and decisions for our named executive officers. The focus of the discussion is on the fiscal year ended December 31, 2009. However, when relevant, we discuss actions regarding compensation for our named executive officers that were taken after the conclusion of 2009.

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during the fiscal year ended December 31, 2009. For 2009, in accordance with the rules and regulations of the Securities and Exchange Commission, we determined that the following officers were our named executive officers:

•	Duane W. Albro, our president and chief executive officer; and
•	Kenneth H. Volz, our executive vice president, chief financial officer, and treasurer.

We have no other named executive officers because we have no other vice presidents in charge of a principal business unit and none of our other officers perform a policy making function for us.

Philosophy and Objectives

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives. We believe that the performance of our named executive officers in managing the company, considered in light of general economic and financial conditions and specific competitive conditions affecting our company and industry, should be the basis for determining their overall compensation. We design our compensation programs to retain and reward our named executive officers for improving our short-term and long-term performance.

Policies and Practices

Historical Compensation Practices

During most of our long operating history, we enjoyed relatively limited competition in our local markets and operating and financial stability, directly affected by governmental rate of return regulation. In such an environment, we did not extensively rely upon performance-based incentive compensation to attract and retain our executive employees. Rather, as a career prospect, we offered a stable work environment with higher (relative to other employers) benefit and retirement programs to offset our relatively lower base salaries. In the past several years, however, our operating environment has fundamentally changed and we no longer enjoy either an operating environment relatively free of competition or relatively favorable regulatory treatment. To operate successfully in this new environment, we need to identify, attract, motivate and retain key employees with skills and experience that are sought after by other employers. We recognized that in order to become a sustainable, competitive service provider, both our compensation philosophy and programs needed fundamental revision and adjustment.

Current Compensation Practices

Our current compensation for our named executive officers consists of a base salary, an annual cash bonus, an annual equity incentive award in the form of stock options and shares of restricted stock and perquisites. The compensation committee annually reviews and determines all components of each named executive officer’s total compensation. In determining the compensation for our named executive officers, the compensation committee considers: (1) our operating and financial performance compared to approved budgeted targets; (2) a market comparison of what similarly situated executive officers earn; (3) internal pay equity; (4) general economic and financial conditions and specific competitive conditions affecting us and our industry; and (5) recommendations made by our chief executive officer and board of directors.

Operating and Financial Performance

Prior to the beginning of our fiscal year, our budget and pension committee, with the involvement and support of our named executive officers, completes and approves a budget which reflects the committee’s expectations of our operating and financial performance for the fiscal year. This budget is used to determine the financial performance metrics, which are used to determine the amount of the annual cash bonus and the annual equity incentive award for each of our named executive officers.

Market Compensation Comparison

The compensation committee receives, reviews and assesses data that allows it to compare the compensation of our named executive officers with that of executive officers in an appropriate market comparison group. In 2008, the compensation committee engaged DolmatConnell & Partners, a compensation consultant, to prepare a detailed market compensation comparison, which the compensation committee utilized in determining our named executive officers’ 2009 compensation. The market comparison established a peer group comprised of the following companies: Callwave, Inc., Fibernet Telecom Group, Inc., GoAmerica, Inc., Numerex Corp., Otelco, Inc., Telkonet, Inc., and WPCS International, Inc. These companies were selected for our peer group because they serve similar industries as us and they have similar market capitalizations. DolmatConnell & Partners did not provide any services to us during 2009. The market comparison data is one factor considered by our compensation committee in determining the amount of base salary to pay to each of our named executive officers and in determining the target annual cash bonus and annual equity incentive award.

Internal Pay Equity

The compensation committee considers internal pay equity amongst members of management in its decision-making regarding the compensation of our named executive officers. Members of the compensation committee are familiar with the compensation of each member of management and are able to discuss internal pay equity without relying on a formal report of internal pay equity. The compensation committee considers internal pay equity in determining whether it is appropriate for the committee to use its discretion to adjust the amount of our named executive officers’ compensation.

Outside Factors Affecting Our Performance

The compensation committee also evaluates and discusses general economic and financial conditions and specific competitive conditions affecting us and our industry. The compensation committee recognizes that the affect of general economic conditions and competitive conditions within our industry are outside the control of our named executive officers. The compensation committee considers these factors in determining whether it is appropriate for the committee to use its discretion to adjust the amount of our named executive officers’ compensation.

Chief Executive Officer’s Recommendations

Our chief executive officer provides the compensation committee with his recommendations regarding the amount of each component of compensation for our other executive officers, including our chief financial officer. Our chief executive officer also provides his recommendations regarding the performance measures and targets for the annual cash bonus and annual equity incentive awards.

Compensation Decisions

The compensation committee undertakes a full review and discussion of our operating and financial performance compared to approved budgeted targets, internal pay equity analysis, the market comparison data provided by our compensation consultant, general economic and financial conditions as well as an analysis of the specific competitive conditions affecting us and our industry and recommendations of our chief executive officer and then, using its business judgment, the committee determines a final recommendation of the annual base salary, annual cash bonus and the annual equity compensation awards for our named executive officers for the final approval of the board of directors.

Under our employment agreements with our named executive officers, the board of directors retains ultimate discretion to determine the amount, if any, of the annual cash bonus and annual equity incentive awards paid to our named executive officers, regardless of whether the operating or financial targets are met.

The board of directors did not elect to alter the annual cash bonus or annual equity incentive awards received by our named executive officers in 2010.

The compensation committee attempts to balance the achievement of short-term financial and operating performance objectives, which determine the amount of the annual cash bonus and annual equity incentive awards, with the achievement of long-term performance goals. The compensation committee utilizes annual equity incentive awards to motivate our named executive officers to achieve long-term performance goals and to better align the long-term interests of our named executive officers with those of our shareholders.

The compensation committee considers the recommendations made in the market comparison report prepared by our compensation consultant regarding the mix of cash and equity compensation in its determination of the annual cash bonus target and annual equity incentive award target for each of our named executive officers.

Once our compensation committee determined the total amount of equity compensation for our named executive officers, our chief executive officer elected the current allocation between stock options and restricted stock awards in the annual equity incentive award target based upon the range recommended in the market comparison report prepared by our compensation consultant. The amount paid in one compensation element, such as the annual cash bonus, does not affect the amount paid in another compensation elements, such as the annual equity incentive award, because, as described more fully under “Components of Executive Compensation” below, each element of compensation is independently determined based on targeted operating and financial performance metrics.

The Warwick Telephone Company 2008 Long-Term Incentive Plan, referred to in this proxy statement as the LTIP, was designed to better align the interests of our named executive officers with the interests of our shareholders. The board of directors believes that the LTIP assists us and our affiliates in attracting, motivating, and retaining selected individuals to serve as our employees, directors, consultants, and advisors by providing incentives to such individuals through the ownership and performance of our common stock. The LTIP also provides the compensation committee with the ability to use alternative forms of awards to accommodate different participant situations or changes in tax rules, accounting rules, or investor attitudes to different forms of compensation awards over time.

Components of Executive Compensation

Our compensation packages with our named executive officers include a base salary, annual cash bonus, annual equity incentive awards and perquisites. Each component is discussed below.

Base Salary.  We pay each of our named executive officers a base salary pursuant to the terms of their employment agreements. The compensation committee determined the base salary for each of our named executive officers based on several factors, including market data provided by our compensation consultant in 2008. Our compensation consultant provided the compensation committee with a market comparison of what similarly situated executive officers earn in base salary. The comparison showed that base salaries for similarly situated chief executive officers ranged from $232,000 at the 25th percentile to $286,000 at the 75th percentile and base salaries for similarly situated chief financial officers ranged from $155,000 at the 25th percentile to $195,000 at the 75th percentile. In deciding the amount of base salary to be paid to each named executive officer, the compensation committee also considered our desire to retain and motivate our named executive officers, whom we view as critical to achieving our short-term and long-term goals. The compensation committee discussed our operating and financial performance, the market comparison data prepared by our compensation consultant, internal pay equity analysis and the committee’s desire to retain our named executive officers and then, using its business judgment, the committee determined the 2009 base salary for our named executive officers. For 2009, the compensation committee elected not to increase the base salaries for either of our named executive officers.

Cash Bonus.  We pay each of our named executive officers an annual cash bonus pursuant to the terms of their employment agreements. We have designed our annual cash bonus awards to provide incentives for our named executive officers to achieve short-term performance goals. Each named executive officer’s annual cash bonus was targeted at 50% of their respective base salary if certain operating and financial performance metrics were achieved during 2009. The compensation committee determined the target amount of the cash bonus based on the recommendations provided by our compensation consultant in 2008. Cash bonuses are typically paid to the named executive officers by the end of March of each year. The financial performance metrics that had to be met in 2009, and their corresponding weights, were forecasted revenues (25%), EBITDA (25%), free cash flow (25%), and net income (15%). EBITDA is defined by us as operating income before depreciation and amortization. Free cash flow is defined by us as net cash provided by operating activities before interest expense (income) but including capital expenditures. In addition, 10% of the cash bonus award was comprised of a subjective element to be determined at the discretion of the compensation committee. For compensation purposes for fiscal 2009, the revenue target was $23.459 million, the EBITDA target was $3.628 million, the free cash flow target was $1.915 million, and the net income target was $6.444 million. These financial performance targets were selected based on the recommendations of the budget and pension committee, which were approved by our board of directors in December 2008. See footnote 2 to the “2009 Grants of Plan-Based Awards Table” on page 27 for a discussion of the operating and financial performance metrics used in 2008.

The amount of the annual cash bonus award was determined by multiplying each named executive officer’s target cash bonus (50% of their base salary) by the sum of the payout factors for each performance metric, including the discretionary component. The payout factor for each of the four financial performance metrics was determined by multiplying 25% (15% for the net income metric) by the quotient of the actual financial performance metric divided by the targeted financial performance metric. A cash bonus would only be awarded for a performance metric if the payout factor for the performance metric was higher than certain predetermined thresholds. The predetermined thresholds are 90% of targeted revenues, 75% of targeted EBITDA, 75% of targeted free cash flow and 90% of targeted net income. These thresholds were determined by the compensation committee based on recommendations made by our named executive officers. There is no cap to the cash bonus award; therefore, our named executive officers could receive a cash bonus award in excess of their targeted cash bonus if the financial performance targets are exceeded.

For 2009, revenues were $23.922 million, EBITDA was $2.301 million, free cash flow was $1.146 million and net income was $6.815 million. Accordingly, our named executive officers were eligible to receive a cash bonus for the revenue and net income metrics, but not for the EBITDA and free cash flow metrics since actual results were less than the required thresholds. Based on our 2009 operating and financial performance described above, not including the discretionary component discussed below, Mr. Albro received a cash bonus of $57,667 and Mr. Volz received a cash bonus of $53,396.

The compensation committee includes the 10% discretionary component of the annual cash bonus to provide it with better flexibility to motivate our named executive officers to successfully implement company initiatives or actions that may not directly impact our financial results. For 2009, the compensation committee awarded our chief executive officer $13,500 and our chief financial officer $12,500 under the discretionary component of the cash bonus award. These discretionary awards were made to award our named executive officers for successfully integrating the assets acquired from US Datanet Corporation in April 2009 and the successful implementation of other strategic initiatives.

2009 Equity Awards.  During 2009, we awarded each of our named executive officers with shares of restricted stock and stock options. We elected to make equity awards to each of our named executive officers because it immediately aligns our named executive officer’s interests with those of our shareholders. The target total equity award for each of our named executive officers was made by our compensation committee based on the recommendations provided by our compensation consultant. Our chief executive officer elected the current allocation between stock options and restricted stock awards in the annual equity incentive award target based upon the range recommended in the market comparison report prepared by our compensation consultant. The target equity award in 2008 for our chief executive officer and chief financial officer was 9,000 shares of restricted stock and 45,500 stock options and 5,000 shares of restricted stock and 25,000 stock options, respectively. The actual equity was determined by the compensation committee based on our 2008 operating and financial performance metrics described in footnote 2 to the “2009 Grants of Plan-Based Awards Table” on page 27 and the business judgment of the committee. Based on this information, the compensation committee elected to make a total equity incentive award to our chief executive officer of 2,404 shares of restricted stock and a stock option to purchase 12,155 shares of our common stock at $10.02 per share, which was less than what he would have received based solely on the 2008 operating and financial performance metrics. The compensation committee used its discretion to reduce the size of Mr. Albro’s equity award because total revenues for 2008 were less than projected. Based on recommendations from our chief executive officer, the compensation committee also determined the total equity award for our chief financial officer based on the 2008 operating and financial performance metrics. Our chief financial officer received a total equity award of 3,759 shares of restricted stock and a stock option to purchase 18,793 shares of our common stock at $10.02 per share.

Restricted stock awards vest in annual one-third increments on the first, second, and third anniversaries of the grant date. Stock options have a term of 10 years and vest in annual one-third increments on the first, second, and third anniversaries of the date of grant. The exercise price of stock options awarded during 2009 is the grant date fair value of our common stock. We utilize a vesting schedule for our restricted stock awards and stock options because it provides an incentive for the named executive officers to continue their employment with us.

We issue restricted stock and stock options to our named executive officers typically in February of each year after our board of directors has had an opportunity to review our operating and financial performance for the recently completed fiscal year and determine whether the operating and financial performance targets were met.

2010 Equity Awards.  In February 2010, we awarded each of our named executive officers with shares of restricted stock and stock options. These equity awards were awarded to each of our named officers based on our 2009 operational and financial performance. Our compensation committee determined the target total equity award for each of our named executive officers based on the recommendations provided by our compensation consultant. The target equity award in 2009 for our chief executive officer and chief financial officer was 9,000 shares of restricted stock and 45,500 stock options and 5,000 shares of restricted stock and 25,000 stock options, respectively. The size of the 2010 equity award was based on the satisfaction of the 2009 operating and financial performance metrics described above under the section entitled “Cash Bonus” and the business judgment of the compensation committee. Our chief executive officer elected the current allocation between stock options and restricted stock awards in the annual equity incentive award target based upon the range recommended in the market comparison report prepared by our compensation consultant. Based on the satisfaction of the performance metrics and the business judgment of the compensation committee, the compensation committee elected to make a total equity incentive award to our chief executive officer of 4,745 shares of restricted stock and a stock option to purchase 23,724 shares of our common stock at $12.88 per share. Our chief financial officer received a total equity award of 2,636 shares of restricted stock and a stock option to purchase 13,180 shares of our common stock at $12.88 per share. These awards are not reflected in the compensation tables that follow this section since they were awarded during 2010.

Perquisites.  We generally do not provide our named executive officers with benefits that are not integrally and directly related to the performance of their duties. In connection with the hiring of a named executive officer who resides outside of Orange County, New York, we may agree to reimburse such named executive officer for reasonable household living expenses. The compensation committee decided to pay our named executive officers for certain housing and living expenses because we wanted each of our named executive officers to have a presence within the community in which we operate. The compensation committee believes these perquisites are a relatively modest way for us to attract and retain our named executive officers (both of whom have a permanent residence outside Warwick, New York) and keep them engaged in our day-to-day operations. We also provide our named executive officers with employee concession services and certain business-related travel.

Stock Ownership Guidelines

During 2008, we adopted stock ownership guidelines for our executive officers. We adopted these guidelines to better align the economic interest of our executive officers and shareholders. Under our stock ownership guidelines, our executive officers must achieve a specified ownership objective within five years of being named to an executive officer position. The stock ownership objective for our chief executive officer is that number of shares with a value of at least one times his annual base salary. The stock ownership objective of our other executive officers is that number of shares with a value of at least half of their annual base salary.

The compensation committee has discretion to modify such objectives in case of hardship and it also has the discretion to penalize noncompliance by reducing annual cash bonus awards.

Change in Control Payments

We have agreed to make certain payments to our named executive officers upon the occurrence of a change of control as defined in each of our named executive officer’s employment agreements. For more information regarding such change of control payments, see “Current Employment Agreements With Our Named Executive Officers” on page 28. We decided to include change of control payments in each of our named executive officer’s employment agreement because it serves as a further means to attract, motivate and retain our named executive officers. The compensation committee determined the size and triggers of such change of control payments based on the recommendations provided by our compensation consultant in 2008. We consider such change in control payments an appropriate method to motivate our named executive officers if we decide to pursue a sale of the company as an appropriate way of maximizing shareholder value.

Certain Tax and Accounting Implications

The Impact of Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1.0 million paid to its chief executive officer and the three other most highly compensated named executive officers as of the end of any fiscal year, excluding the chief financial officer. We do not intend to enter into agreements under which payments are not deductible under Section 162(m).

Nonqualified Deferred Compensation.  The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements by adding Section 409A to the Internal Revenue Code of 1986, as amended. As of January 1, 2010, we believe all of our compensation arrangements that are subject to Section 409A are in documentary compliance with the provisions of this law.

Accounting for Stock-Based Compensation.  We account for stock-based compensation in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” Such stock-based compensation includes awards made under our LTIP.

Executive Compensation

The table below presents the compensation paid to our president and chief executive officer (our principal executive officer), and to our executive vice president, chief financial officer and treasurer (our principal financial officer) for services rendered to us in all capacities during the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)(2)(3)		Option Awards(1)(3)(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Duane W. Albro President and Chief Executive Officer	2009	$270,000			$24,088		$10,080	$71,167	$47,959	$423,294
	2008	263,462			97,020		53,265	72,127	45,942	531,816
	2007	167,309	$125,000	(7)	16,141	(8)	—	75,000	19,421	402,871
Kenneth H. Volz(9) Executive Vice President, Chief Financial Officer and Treasurer	2009	$250,001			$37,665		$15,585	$65,896	$70,719	$439,866
	2008	250,001			53,900		29,267	66,785	70,503	470,456
	2007	243,809			8,071	(8)	—	60,000	48,827	360,707

(1)	Restricted stock and stock option awards were made under our 2008 Long-Term Incentive Plan, or the LTIP.
(2)	This column includes the full grant date fair value of stock awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (formerly SFAS 123R). In accordance with rules of the Securities and Exchange Commission, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to stock grants, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
(3)	Information regarding awards of stock-based compensation granted to our named executive officers during 2009 is shown in the 2009 Grants of Plan-Based Awards Table on page 27.
(4)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with rules of the Securities and Exchange Commission, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
(5)	The amounts in this column reflect the annual cash bonus compensation earned by Messrs. Albro and Volz pursuant to their respective employment contracts and were paid in March 2010, 2009 and 2008, respectively. Messrs. Albro and Volz’s annual cash bonuses are tied to our annual financial performance against certain financial and performance targets for the fiscal year established by the board of directors and, beginning with the March 2010 award, a 10% component granted at the discretion of the board. The targets and operational and financial performance metrics related to the annual bonus paid to each of our named executive officers in March 2010 are described in “Cash Bonus” of the Compensation Discussion and Analysis, beginning on page 22.
(6)	The amounts shown in this column reflect amounts paid by us to each named executive officer as employee concessions, contributions to the 401(k) Plan, and housing and living expenses.

	Employee Concession Services	Company Contributions to 401(k) Plan	Housing and Living Expenses
Duane W. Albro	$1,459	$8,100	$38,400
Kenneth H. Volz	1,869	11,250	57,600

(7)	Mr. Albro became our president and chief executive officer on May 1, 2007. This amount reflects a cash signing bonus paid to Mr. Albro pursuant to his employment contract.
(8)	These amounts represent the full grant date fair value of stock value appreciation bonuses each of our named executive officers were eligible to receive at the end of 2007. For additional information on the valuation assumptions with respect to the stock value appreciation bonuses, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. No stock value appreciation bonuses were earned for 2007 because there was no aggregate increase in the value of our common shares over the requisite measurement period.
(9)	Mr. Volz served as our interim vice president, chief financial officer and treasurer from January 18, 2007 to June 3, 2007, and became our executive vice president, chief financial officer and treasurer on June 4, 2007.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

The table below presents information regarding the grants of non-equity incentive plan awards, restricted stock awards and stock options to our named executive officers for the year ended December 31, 2009.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)(3)	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Award Type	Grant Date	Target	Target(#)
Duane W. Albro	Annual Cash Bonus		$135,000
	Restricted Stock(5)	3/20/2009		9,000		$24,088
	Stock Option(5)	3/20/2009		45,500	$10.02	10,080
Kenneth H. Volz	Annual Cash Bonus		125,000
	Restricted Stock(5)	3/20/2009		5,000		37,665
	Stock Option(5)	3/20/2009		25,000	10.02	15,585

(1)	The amounts shown in this column represents the potential payouts to Messrs. Albro and Volz under the annual cash bonus provisions of their employment agreements.
(2)	Annual Cash Bonuses. Messrs. Albro and Volz were eligible for an annual cash bonus in 2009 targeted at 50% of their base pay for the attainment of 2008 financial targets based on four (4) key performance goals, each weighted at 25%. The four metrics: (1) Revenues of $26.406 million; (2) EBITDA of $4.832 million; (3) Free Cash Flow of $1.479 million; and (4) Net Income of $5.363 million. The amount of the cash bonus award was determined by multiplying each named executive officer’s target cash bonus (50% of their base salary) by the sum of the payout factors for each performance metric. The payout factor for each of the four financial performance metrics was determined by multiplying 25% by the quotient of the actual financial performance metric divided by the targeted financial performance metric.

Long-Term Incentive Plan.  For the year 2009, Messrs. Albro and Volz were eligible for an LTIP award composed of stock options and shares of restricted stock. The 2009 LTIP award was determined based on the satisfaction of the same 2008 financial targets discussed above.

(3)	There is no minimum or maximum amount payable under the 2009 cash bonus plan and, while based on the achievement of certain operating and financial performance metrics, awards are granted at the discretion of the compensation committee.
(4)	There is no minimum or maximum equity award under the LTIP and, while based on the achievement of certain operating and financial performance metrics, awards granted under the LTIP are at the discretion of the compensation committee.
(5)	Stock option awards and restricted stock awards vest in annual one-third increments on the first, second, and third anniversaries of the grant date.

Overview of 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

The elements of compensation for our named executive officers include base salary, cash bonus plan, restricted stock and stock options, health, disability and life insurance, 401(k) matching contributions, and perquisites.

Current Employment Agreements With Our Named Executives Officers

Duane W. Albro

Our employment agreement with Mr. Albro provides for a two-year term of employment effective from May 2, 2008 that will automatically be renewed for successive one-year terms, unless we or Mr. Albro give written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal periods. The agreement may be terminated at any time by us or by Mr. Albro upon 30 days written notice. Mr. Albro’s base salary is $270,000 per year, subject to annual increases as we may determine.

Mr. Albro is eligible to receive an annual cash bonus each year as determined in accordance with the applicable plan approved by the compensation committee of the board of directors for him for such year. The applicable cash bonus plan approved for 2009 provided for a targeted cash bonus of 50% of Mr. Albro’s base salary. In order to receive his targeted cash bonus, certain operating and financial performance metrics had to be satisfied as discussed in the “Cash Bonus” section of the “Compensation Discussion and Analysis” beginning on page 22. In order to receive a cash bonus, Mr. Albro must be actively employed by us on the respective payment date. The cash bonus is typically paid in March of each year.

Mr. Albro is eligible to participate in and receive incentive compensation under our LTIP. Mr. Albro was granted an option to purchase 12,155 shares at $10.02 per share and 2,404 shares of restricted stock as incentive compensation in 2009.

We provide Mr. Albro with a $3,200 per month housing and travel allowance for the duration of his employment, which also includes remuneration to defray tax consequences. Mr. Albro is eligible to participate in and receive benefits under our 401(k) savings plan, and he is eligible to participate in any health and welfare benefits such as medical and dental benefits, life insurance, and short- and long-term disability. Mr. Albro is eligible to receive at least four (4) weeks of vacation per calendar year, accrued and earned on a daily basis, as well as other types of paid time off. He is also provided with a PDA or mobile phone, as well as concession telephone, toll, DSL, and in-territory digital television services consistent with those available to other employees.

Mr. Albro will be entitled to compensation and benefits following termination of his employment upon the occurrence of any of the following events. If Mr. Albro is terminated without cause and not in connection with a change of control, Mr. Albro will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be in a lump sum payment. Mr. Albro will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Albro is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction, or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed in the above paragraph with the following change. Mr. Albro will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. In addition, vesting on any unvested or restricted equity compensation such as stock options and restricted stock will be accelerated.

Mr. Albro also entered into a confidentiality, non-solicitation, and non-competition agreement with us, and an agreement with us indemnifying him with respect to certain legal costs and expenses pursuant to our by-laws and the New York Business Corporation Law. This agreement is in the form previously utilized by us with other officers and directors.

Kenneth H. Volz

Our employment agreement with Mr. Volz provides for a two-year term of employment effective from June 4, 2008 that will automatically be renewed for successive one-year terms, unless we or Mr. Volz give written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal periods. The agreement may also be terminated at any time by us or by Mr. Volz upon 30 days written notice. Mr. Volz’s base salary is $250,000 per year, subject to annual increases as we may determine.

Mr. Volz is eligible for an annual cash bonus each year as determined in accordance with the applicable plan approved by the compensation committee of the board of directors for him for such year. The applicable cash bonus plan approved for 2009 provided for a targeted cash bonus of 50% of Mr. Volz’s base salary. In order to receive his targeted cash bonus, certain operating and financial performance metrics had to be satisfied as discussed in the “Cash Bonus” section of the “Compensation Discussion and Analysis” beginning on page 22. In order to receive a cash bonus, Mr. Volz must be actively employed by us on the respective payment date. The cash bonus is typically paid in March of each year.

Mr. Volz is eligible to participate in and receive incentive compensation under our LTIP. Mr. Volz was granted an option to purchase 18,793 shares at $10.02 per share and 3,759 shares of restricted stock as incentive compensation in 2009.

We provide Mr. Volz with a $4,800 per month housing and travel allowance for the duration of his employment, which also includes remuneration to defray tax consequences. Mr. Volz is eligible to participate in and receive benefits under our 401(k) savings plan, and he is eligible to participate in any health and welfare benefits such as medical and dental benefits, life insurance, and short- and long-term disability. Mr. Volz is eligible to receive at least four (4) weeks of vacation per calendar year, accrued and earned on a daily basis, as well as other types of paid time off. He is also provided with a PDA or mobile phone, as well as concession telephone, toll, DSL, and in-territory digital television services consistent with those available to other employees.

Mr. Volz will be entitled to compensation and benefits following termination of his employment upon the occurrence of any of the following events. If Mr. Volz is terminated without cause and not in connection with a change of control, Mr. Volz will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts would be in a lump sum payment. Mr. Volz will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Volz is terminated due to a change in control (which is generally defined as a consummation of a reorganization, merger, statutory share exchange or similar corporate transaction, or a sale of substantially all of our assets where, as a result, our then existing shareholders no longer own 50% of the surviving entity), he will be entitled to the same compensation and benefits listed in the above paragraph with the following change. Mr. Volz will receive a payment equal to 150% of his base salary and target cash bonus. In addition, vesting on any unvested or restricted equity compensation such as stock options and restricted stock will be accelerated.

Mr. Volz also entered into a confidentiality, non-solicitation, and non-competition agreement with us, and an agreement with us indemnifying him with respect to certain legal costs and expenses pursuant to our by-laws and the New York Business Corporation Law. Such agreement is in the form previously utilized by us with other officers and directors.

On February 17, 2010, we entered into new two-year employment agreements with Messrs. Albro and Volz, effective April 11, 2010.

Long-Term Incentive Plan

The employment agreements for Messrs. Albro and Volz each reflect long-term incentive bonus compensation of stock options and restricted shares of stock. After the first anniversary of the grant date, both options and restricted stock grants vest in annual one-third increments. Prior to vesting, restricted stock held by the named executive officers will have all other normal rights as a shareholder including voting and dividend rights.

Other Compensation

Our named executive officers are eligible to participate in our 401(k) defined contribution plan. In any plan year, we make a matching contribution to each management participant up to 4.5% of the participant’s eligible compensation, up to a maximum matching contribution of $15,500. Matching contributions are applicable to all plan eligible employees. Each of our named executive officers participated in our 401(k) plan during the year ended December 31, 2009 and received matching contributions.

Outstanding Equity Awards at December 31, 2009

The table below presents information regarding the number and value of unexercised stock options and the number and value of restricted stock awards held by our named executive officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Duane W. Albro	15,167	30,333	(1)	$10.78	9/08/2018
	—	12,155	(2)	$10.02	3/20/2019
						6,000	(3)	$78,540
						2,404	(4)	31,468
Kenneth H. Volz	8,333	16,667	(5)	$10.78	9/08/2018
	—	18,793	(6)	$10.02	3/20/2019
						3,334	(3)	43,642
						3,759	(7)	49,205

(1)	Assuming continuous service as an employee with us, this option vest will vest as follows: 15,167 shares on September 8, 2010 and 15,166 shares on September 8, 2011.
(2)	Assuming continuous service as an employee with us, this option vest will vest as follows: 4,052 shares on March 20, 2010, 4,052 shares on March 20, 2011 and 4,051 shares on March 20, 2012.
(3)	Assuming continuous service as an employee with us, this restricted stock award will vest in two equal installments on September 8, 2010 and September 8, 2011.
(4)	Assuming continuous service as an employee with us, this restricted stock award will vest as follows: 801 shares on March 20, 2010, 801 shares on March 20, 2011 and 802 shares on March 20, 2012.
(5)	Assuming continuous service as an employee with us, this option vest will vest as follows: 8,333 shares on September 8, 2010 and 8,334 shares on September 8, 2011.
(6)	Assuming continuous service as an employee with us, this option vest will vest as follows: 6,264 shares on March 20, 2010, 6,264 shares on March 20, 2011 and 6,265 shares on March 20, 2012.
(7)	Assuming continuous service as an employee with us, this restricted stock award will vest in three equal installments on March 20, 2010, March 20, 2011 and March 20, 2012.

2009 OPTION EXERCISES AND STOCK VESTED

The table below presents information regarding the number and realized value of stock awards that vested during 2009 for each of our named executive officers. Our named executive officers did not exercise any stock options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Duane W. Albro	3,000	$34,950
Kenneth H. Volz	1,666	$19,408

(1)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares that vested on such date.

COMPENSATION OF DIRECTORS

Overview of Compensation and Policies

Each of our non-employee directors receives an annual cash retainer of $25,000 and $500 for attendance at each committee meeting, with the committee chairperson receiving an additional $200 per committee meeting. Our board reviews and sets the fees for membership on ad hoc committees based on the nature and time expended in carrying out the committee’s specific responsibilities. In addition to the annual retainer and meeting fees, directors are also reimbursed for travel expenses for board and committee meetings that they attend in person. Directors may elect to receive up to half their compensation in shares of our common stock.

Stock Ownership Guidelines

In 2008, we adopted stock ownership guidelines for our directors. We adopted these guidelines to better align the economic interest of our directors and shareholders. Under our stock ownership guidelines, our directors must achieve a specified ownership objective within five years of being appointed to the board. The stock ownership objective for our directors is that number of shares with a value of at least two times their annual retainer. The compensation committee has discretion to modify such objectives in case of hardship and it also has the discretion to penalize noncompliance by reducing a director’s annual retainer.

2009 DIRECTOR SUMMARY COMPENSATION TABLE

The table below presents information regarding the compensation of our directors during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(3)(4)	All Other Compensation	Total $
Jeffrey D. Alario	$61,000	—	—	$61,000
Duane W. Albro(1)	—	—	—	—
Douglas B. Benedict	48,500	$3,273	$1,714	53,487
Kelly C. Bloss	38,100	—	—	38,100
Wisner H. Buckbee(2)	18,450	—	—	18,450
Robert J. DeValentino	37,050	—	8,322	45,372
Thomas H. Gray	29,600	—	4,647	34,247
Douglas J. Mello	40,100	—	—	40,100

(1)	Mr. Albro, our president and chief executive officer, is not entitled to any compensation for his service as a director. All compensation paid to Mr. Albro is presented in the 2009 Summary Compensation Table on page 26.
(2)	Mr. Buckbee retired from the board of directors on June 30, 2009.
(3)	Mr. Benedict was granted 250 shares of restricted stock during 2009 under the LTIP. The amount presented in this column represents the grant date fair value for such award calculated on the same basis as disclosed at footnote 2 to the 2009 Summary Compensation Table on page 26. This amount does not reflect the actual value realized by Mr. Benedict.
(4)	There were no other outstanding restricted stock awards and no outstanding stock options as of December 31, 2009.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee: (1) was an officer or employee of our company or any of its subsidiaries during the year ended December 31, 2009; (2) was formerly an officer of our company or any of its subsidiaries; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission rules.

In addition, none of our executive officers served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Report of the Compensation Committee to Shareholders

The following report of the compensation committee of the board of directors is required by the rules of the Securities and Exchange Commission to be included in this proxy statement. It is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Douglas J. Mello, Chairman
Jeffrey D. Alario
Douglas B. Benedict
Kelly C. Bloss

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below presents certain information, as of March 12, 2010, regarding the only persons known to us to be the record or beneficial owner of more than 5% of our common stock, with percentages based on 5,409,592 common shares outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Julia S. Barry(1) Warwick, NY 10990	361,020	6.7%
Bank of America(2) 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	487,867	9.0%

(1)	Julia S. Barry is also the beneficial owner of 143 shares of our 5% preferred stock, or 2.9% of that class based on 5,000 issued and outstanding shares.
(2)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 2 to Schedule 13G dated February 3, 2010 filed jointly with the Securities and Exchange Commission by Bank of America Corporation, Bank of America, NA, Columbia Management Advisors, LLC, and Merrill Lynch, Pierce, Fenner & Smith, Inc. Bank of America Corporation has shared voting power with respect to 485,345 shares and shared dispositive power with respect to all 487,867 shares; Bank of America, NA, has shared voting power with respect to 485,245 shares and shared dispositive power with respect to 487,767 shares; Columbia Management Advisors, LLC has sole voting power with respect to 484,645 shares, sole dispositive power with respect to 484,319 shares and shared dispositive power with respect to 2,848 shares; Merrill Lynch, Pierce, Fenner & Smith, Inc. has sole voting and dispositive power with respect to 100 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below presents, as of March 12, 2010, certain information regarding shares of our common stock held by: (1) each of our directors; (2) each of our named executive officers as defined on page 20; and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(1)(2)	Percent of Class(1)
Jeffrey D. Alario(3)	Common	5,578	*
Duane W. Albro(4)	Common	38,764	*
Douglas B. Benedict(5)	Common	5,799	*
Kelly C. Bloss	Common	4,178	*
Robert J. DeValentino	Common	5,522	*
Thomas H. Gray	Common	6,958	*
Douglas J. Mello	Common	3,503	*
Kenneth H. Volz(6)	Common	28,957	*
All directors and executive officers as a group (8 persons)	Common	99,259	1.8%

(1)	As reported by such persons as of March 12, 2010, with percentages based on 5,409,642 shares of common stock outstanding, except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table) which increases the number of shares beneficially owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder. We have omitted percentages of less than 1% from the table as noted by an asterisk.
(2)	The amount shown for each director and executive officer includes shares of restricted stock.
(3)	The amount shown includes 2,400 shares of common stock held jointly by Mr. Alario and his spouse.
(4)	The amount shown includes 2,996 shares of common stock held indirectly by Mr. Albro in our 401(k) plan and presently exercisable options to purchase 19,219 shares.
(5)	The amount shown includes 100 shares of common stock held jointly by Mr. Benedict and his spouse.
(6)	The amount shown includes 2,965 shares of common stock held jointly by Mr. Volz and his spouse and presently exercisable options to purchase 14,597 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the year ended December 31, 2009, all of our directors and officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Albro, who filed one late report disclosing one transaction. In making this statement, we have relied solely on the written representations of our directors and officers, and copies of the reports that they have filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval, or Ratification of Related Person Transactions

Our board of directors has adopted a policy for transactions with related persons. Pursuant to the policy, the audit committee reviews and, when appropriate, approves any relationships or transactions in which the company and our directors and executive officers or their immediate family members are participants. Existing related party transactions, if any, are reviewed at least annually by the audit committee. Any director with an interest in a related party transaction is expected to recuse him or herself from any consideration of the matter.

During its review of such relationships and transactions, the audit committee considers: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction, including the amount and type of transaction; (3) the importance of the transaction to the related person and to us; (4) whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and (5) any other matters the committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.

There are no existing related party transactions.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2011 annual meeting of shareholders, shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2011 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than November 25, 2010. This is also the date by which any such proposal must be submitted for inclusion in our proxy materials under the advance notice provisions of our by-laws. We will not include in our proxy materials shareholder proposals received after this date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2011 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. Pursuant to Rule 14a-4(c), we must receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement (which is the date specified by the advance notice provisions of our by-laws). Thus, for the 2011 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials but are proposed to be brought before the annual meeting no later than November 25, 2010. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Corporate Secretary.

By Order of the Board of Directors

Dorinda M. Masker, Corporate Secretary

Warwick, New York
March 25, 2010

APPENDIX A

DIRECTIONS TO ANNUAL MEETING SITE

Warwick Valley Telephone Company Annual Meeting
April 23, 2010 - 2:00 p.m.
Directions

The Harness Racing Museum and Hall of Fame
240 Main Street, Goshen, NY 10924

From the North

NYS Thruway (Route 87S) to Route 84W to Route 17E to Exit 124; bear right onto Route 207. Museum is ¼ mile past second traffic light on the right.

From the Northwest

Route 17E to Exit 124; bear right onto Route 207. Museum is ¼ mile past the second traffic light on the right.

From the West

Route 84E to Exit 4E (Route 17E) to Exit 124; bear right onto Route 207. Museum is ¼ mile past the second traffic light on the right.

From the South or NJ

Route 287 or the Garden State Parkway to NYS Thruway (Route 87N) (then follow directions from New York City).

From New York City

NYS Thruway (Route 87N) to Exit 16 (Route 17W) to Exit 124; left at traffic light. Next light turn right onto Route 207. Museum is ¼ mile past next traffic light on the right.

From the East

Route 84W to Exit 4E (Route 17E) to Exit 124; bear right onto Route 207 Museum is ¼ mile past second traffic light on the right.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

WARWICK VALLEY TELEPHONE COMPANY

April 23, 2010

FOR DIRECTIONS ON HOW TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, SEE THE "REVOCABILITY OF PROXIES" SECTION IN THE PROXY STATEMENT THAT ACCOMPANIES THIS PROXY CARD.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730300330000001000 9 042310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

2. PROPOSAL TO ELECT SEVEN DIRECTORS

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)

NOMINEES:
- ○ Jeffrey D. Alario
- ○ Duane W. Albro
- ○ Douglas B. Benedict
- ○ Kelly C. Bloss
- ○ Robert J. DeValentino
- ○ Thomas H. Gray
- ○ Douglas J. Mello

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSALS 4 AND 5 BELOW.

	FOR	AGAINST	ABSTAIN
4. SHAREHOLDER PROPOSAL FROM GLENN FREEDMAN TO APPROVE HIS MAXIMIZE VALUE RESOLUTION.	☐	☐	☐
5. SHAREHOLDER PROPOSAL FROM LEWIS H. KAMINESTER, M.D. TO APPROVE HIS MAXIMIZE VALUE RESOLUTION.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THIS PROXY REVOKES ALL PRIOR PROXIES.

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WARWICK VALLEY TELEPHONE COMPANY

47 MAIN STREET, WARWICK, NY 10990

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes the Trustee of the Warwick Valley Telephone Company 401(k) Plan (the "Plan") to vote all of the shares of common stock, par value $0.01, of WARWICK VALLEY TELEPHONE COMPANY allocated to the Plan account of the undersigned at the Annual Meeting of Shareholders of Warwick Valley Telephone Company to be held at The Harness Racing Museum and Hall of Fame, 240 Main Street, Goshen, New York 10924 on April 23, 2010 at 2:00 p.m., local time, and at any adjournments thereof, as indicated on this 401(k) Account Proxy Card. THIS 401(k) ACCOUNT PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. THIS PROXY REVOKES ANY PRIOR 401(k) ACCOUNT PROXY CARD GIVEN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS 401(k) ACCOUNT PROXY CARD WILL BE VOTED BY THE TRUSTEE FOR THE PLAN PROPORTIONALLY BASED UPON THE VOTES CAST BY OTHER PLAN ACCOUNT HOLDERS WHOSE ACCOUNTS HOLD COMMON SHARES. THE UNDERSIGNED ACKNOWLEDGES RECEIPT WITH THIS 401(k) ACCOUNT PROXY CARD OF A COPY OF THE NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT DATED MARCH 25, 2010, DESCRIBING MORE FULLY THE PROPOSALS LISTED IN THIS PROXY.

(Continued and to be signed on the reverse side)